UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(Rule 14a - 101)
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Exchange Act of 1934 (Amendment No. )

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Parker Drilling Company
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Dear Parker Drilling Stockholder,    May 2, 2018
I hope you will take a moment to consider voting FOR the approval of our executive compensation program (“Say-on-Pay Proposal”) and FOR the re-election as a director of Zaki Selim, the Chair of our Compensation Committee.
I write to you because last week Institutional Shareholder Services Inc. (“ISS”) published a report recommending that our stockholders vote against each of these proposals at our 2018 Annual Meeting of Stockholders. At the same time, Glass Lewis, a comparable institution to ISS, has published a report that reaches a different conclusion regarding these two important issues, recommending votes FOR our Say-on-Pay Proposal and FOR the re-election of our Compensation Committee Chair Zaki Selim.
Thus, while our proxy statement for the 2018 Annual Meeting of Stockholders (“2018 Proxy”) describes the changes made to our compensation policies and practices in response to last year’s say-on-pay vote, we feel it is appropriate at this time to weigh in on Glass Lewis’s and ISS’s disparate recommendations to explain our efforts to align management’s with the company’s desire to maximize value.
For the following reasons, we continue to recommend your vote FOR our Say-on-Pay Proposal and FOR the re-election as a director of Compensation Committee Chair Zaki Selim:

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First, we believe, on the whole, our compensation programs continue to align compensation with the interests of the company. This does not mean that pay has stayed the same. To the contrary, although CEO Base Salary, Target Incentive, and Long-Term Incentives have remained structurally the same for the past four years, overall compensation has declined because the company’s stock price has fallen. In addition, features of our compensation programs – three-year vest periods and three-year rolling performance periods – ensure that performance in any given year continues to impact overall compensation in subsequent years. In other words, pay outcomes are clearly aligned with company performance. The following chart, which we included in the 2018 Proxy, shows target and realized pay, and illustrates the decrease in realized pay in the years in which the stock price (TSR performance) has continued to decrease.

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Second, we have worked to facilitate stockholder outreach and incorporate investor perspective. In particular, we engaged some of our large stockholders during the 2017 proxy vote to discuss ISS’s report and why we believed our stockholders should support the executive compensation proposal. Additionally, in meetings where investors indicated an interest in our compensation plans, we explained both the long-term and the short-term incentive compensation plans methodologies and targets in an effort to explain how we incentivize employees and management. Put simply, we have discussed our compensation policies and practices with key stockholders during the past year and clarified details regarding our short- and long-term incentive programs. Based on these discussions and the compensation plan changes we incorporated (as described below), the Compensation Committee believed at the time of the 2018 Proxy filing (and continues to believe) that it had addressed any concerns that stockholders and ISS have raised.

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Third, the Compensation Committee addressed each of ISS’s concerns in the 2018 Proxy. The 2018 Proxy included discussion of market review, program adjustments and thorough disclosure addressing ISS’s incorrect observations (including providing the CEO Target & Realized Pay chart above). Namely:

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STI Cap: In 2017, ISS was critical of achievement of the subjective component of short-term incentives despite missing financial performance thresholds. In response, despite the fact that actual 2017 performance would have yielded an above-target payout, the subjective component of STI was capped at target in 2018 based on the Company’s net loss for 2017.

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Rigor of Targets: In 2017, ISS asserted that the performance-conditioned long-term incentive components targeting the median of the peer group was not “particularly rigorous.” As a result, our Compensation Committee benchmarked our long-term incentive targets and required achieving a rank of 5th out of 10 companies to obtain target payout, which is more rigorous than in prior years, where target payout required 6th place rank out of 11 companies.

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Grant Values: In 2017, ISS asserted that equity grant values and underlying share counts continued to increase despite negative TSR. In fact, the CEO’s equity grant values have not changed since 2013. We believe ISS mistakenly calculated an “increase” in grant value due to the difference in the “grant value” used by the Compensation Committee (the trading price 30 days preceding the grant), and the “Fair Value” (FV) which is the basis for valuation required in the Summary Compensation and Grants of Plan Based Awards tables. To address ISS’s concern, we explained this discrepancy in evaluation of the Committee’s intended grant value in the 2018 Proxy in more detail.

From this perspective, it makes sense that Glass Lewis has reached a different conclusion than ISS, and has recommended votes FOR our Say-on-Pay Proposal and FOR the re-election of our Compensation Committee Chair Zaki Selim.

Moreover, as demonstrated by the two charts below provided in the Glass Lewis report and the ISS report, we believe that ISS has incorrectly assessed our Say-on-Pay Proposal because even by ISS’s own measure the Say-on-Pay Proposal demonstrates alignment as compared to peer group:

Table from Glass Lewis Report:	Table from ISS Report:

At this challenging time in our industry when each and every one of our performance peers experienced negative Total Shareholder Return in 2017, the Compensation Committee remains committed to consistent short- and long-term executive compensation programs that retain our valued executives while aligning results with you, our stockholders.

We sincerely hope you will consider these factors while considering how you vote at Parker Drilling’s annual stockholder meeting, and strongly recommend a vote FOR our Say-on-Pay Proposal and FOR the re-election of the Chair of our Compensation Committee.

Sincerely,
/s/ Richard D. Paterson
Richard D. Paterson
Presiding Director